UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Streamline Health Solutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STREAMLINE HEALTH SOLUTIONS, INC.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2012

To the Stockholders of Streamline Health Solutions, Inc.:

As previously announced, on August 16, 2012, we completed a private offering of preferred stock, warrants, and unsecured, subordinated, convertible promissory notes with a group of investors for gross proceeds of $12,000,000. The transaction consisted of the issuance of the following securities: (i) 2,416,785 shares of our convertible preferred stock, (ii) warrants to purchase 1,200,000 shares of our common stock, subject to certain adjustments, and (iii) subordinated convertible notes with an aggregate original principal amount of $5,699,577 (which amount represented a 20% premium over the aggregate $4,749,648 of investment funds paid by the holders for the notes) due November 16, 2014, (collectively referred to in the accompanying proxy statement as the “Issuance”). Under the terms of the securities purchase agreement pursuant to which the preferred stock, warrants and notes were issued, and in accordance with applicable Nasdaq listing rules, we agreed to seek the approval of our stockholders for Proposal 1 described below and in the proxy statement accompanying this notice of special meeting of stockholders.

You are cordially invited to attend a special meeting of the stockholders of Streamline Health Solutions, Inc. to be held on             , 2012, at 9:30 a.m., Eastern Time, at the offices of Streamline Health Solutions, Inc., 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309, for the following purposes:

1.	PROPOSAL 1 – To approve under applicable Nasdaq rules the issuance of more than 20% of our common stock outstanding at a discount to the greater of book or market value pursuant to the conversion of the subordinated convertible notes and anti-dilution provisions of the warrants as described below.

2.	PROPOSAL 2 – To amend our 2005 Incentive Compensation Plan to increase the amount of shares of our common stock issuable under the 2005 Incentive Compensation Plan by Five Hundred Thousand (500,000) shares.

Our board of directors recommends that you vote in favor of the foregoing proposals, which we describe more fully in the attached proxy statement.

Only stockholders of record at the close of business on September 25, 2012 will be entitled to notice of, and to vote at, the special meeting of stockholders and any adjournment thereof.

By Order of the Board of Directors

Stephen H. Murdock

Senior Vice President, Chief Financial Officer &

Corporate Secretary

Cincinnati, Ohio

September             , 2012

A proxy statement and proxy are submitted herewith. As a stockholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend the special meeting of stockholders in person. The enclosed envelope for the return of the proxy requires no postage if mailed in the USA. Stockholders of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxies will be revoked. It is important that your shares be voted. In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy promptly.

STREAMLINE HEALTH SOLUTIONS, INC.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the board of directors of Streamline Health Solutions, Inc., a Delaware corporation, for use at the special meeting of stockholders. The special meeting of stockholders will be held on             , 2012 at 9:30 a.m., Eastern Time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of special meeting of stockholders.

Location of Special Meeting of Stockholders

The special meeting of stockholders will be held at our Atlanta offices, which are located at 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309.

Record Date, Outstanding Shares and Quorum

All holders of record of our common stock, par value $.01 per share, at the close of business on September 25, 2012, the record date, will be entitled to notice of and to vote at the special meeting of stockholders. At the close of business on the record date, we had             shares of common stock outstanding and entitled to vote. A majority, or             , of such shares of common stock will constitute a quorum for the transaction of business at the special meeting of stockholders.

The proxy card and this proxy statement will be mailed to stockholders on or about             , 2012.

Voting Rights and Solicitation of Proxies

Stockholders are entitled to one vote for each share of our common stock held. Our shares of common stock and preferred stock vote together as a single class. Holders of our preferred stock are entitled to vote such shares on a modified converted basis with each holder of preferred stock entitled to such number of votes equal to the total number of shares of preferred stock held multiplied by 75%, rounded down to the nearest whole share. Holders of our preferred stock are subject to certain beneficial ownership limitations. See the discussion in “Summary of Document Terms Relating to the Issuance — Summary Terms of the Preferred Stock.” As of September 25, 2012, the holders of preferred stock were entitled to an aggregate of             votes. Shares of our common stock and preferred stock may not be voted cumulatively.

The shares represented by all properly executed proxies that are timely sent to us will be voted as designated. Each proxy not designated will be voted FOR Proposal 1 and FOR Proposal 2. Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time before the shares subject to the proxy are voted by notifying our Corporate Secretary in writing or by attendance at the meeting and voting in person.

We will bear the expense of electronically hosting, printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers, and other employees by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of such shares and we will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners.

Our bylaws provide that the holders of a majority of all of the shares of our capital stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting of stockholders. Shares that are voted FOR, AGAINST, WITHHELD or ABSTAIN, as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting of stockholders with respect to such matter.

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Shares that abstain from voting on a proposal are counted for the purpose of determining the presence or absence of a quorum but are not considered votes duly cast for a proposal. A “majority of the shares present in person or represented by proxy and voting” means the number of FOR votes exceeds the number of AGAINST votes. Thus, abstentions will have no effect on the outcome of the vote on Proposals 1 and 2 since abstentions are not counted as votes duly cast.

If a broker, bank, custodian, nominee, or other record holder of shares indicates on a proxy that it does not have the discretionary authority to vote certain shares on a particular matter (“broker non-vote”), then those shares will not be considered entitled to vote with respect to that matter, but will be counted in determining the presence of a quorum. As a result, broker non-votes are not included in the tabulation of the voting results on any issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition for such proposals. With respect to Proposal 1 and Proposal 2, which require a majority vote, broker non-votes have no effect.

In accordance with Nasdaq rules and the terms of the securities purchase agreement by which such holder acquired shares of our preferred stock, the shares of our preferred stock will not be considered entitled to vote with respect to Proposal 1, but will be counted in determining the presence of a quorum and entitled to vote with respect to Proposal 2.

All shares represented by valid proxies received prior to the special meeting of stockholders will be voted and, where a stockholder specifies by means of the proxy how the shares are to be voted with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If the stockholder fails to so specify, except for broker non-votes and shares of preferred stock that are not entitled to vote on Proposal 1, the shares will be voted FOR Proposals 1 and 2 described herein.

In accordance with Delaware law, a list of stockholders entitled to vote at the special meeting of stockholders will be available at the special meeting of stockholders and at our principal executive offices on the date of the special meeting of stockholders,             , 2012, and for ten days prior to the special meeting of stockholders, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time.

PROPOSAL 1 —

APPROVAL UNDER APPLICABLE NASDAQ RULES OF THE ISSUANCE OF MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING AT A DISCOUNT TO THE GREATER OF BOOK OR MARKET VALUE PURSUANT TO THE CONVERSION OF THE SUBORDINATED CONVERTIBLE NOTES AND ANTI-DILUTION PROVISIONS OF THE WARRANTS

Background to the Proposal

As previously announced, on August 16, 2012, we completed a private offering of preferred stock, warrants, and unsecured, subordinated, convertible promissory notes with a group of investors for gross proceeds of $12,000,000. The transaction consisted of the issuance of the following securities: (i) 2,416,785 shares of our convertible preferred stock, (ii) warrants to purchase 1,200,000 shares of our common stock, subject to certain adjustments, and (iii) subordinated convertible notes with an aggregate original principal amount of $5,699,577 (which amount represented a 20% premium over the aggregate $4,749,648 of investment funds paid by the holders for the notes) due November 16, 2014, (collectively referred to in this proxy statement as the “Issuance”). The notes collectively convert into a maximum aggregate of 1,583,210 shares of preferred stock. The issuance of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to the safe harbor provisions of Rule 506, as all of the investors were “Accredited Investors” under Rule 501. The net proceeds from the Issuance are being used for working capital and other general corporate purposes.

The transactions described in this section are further described in our periodic filings with the Securities and Exchange Commission, including the Current Report on Form 8-K filed August 21, 2012. We refer you to those filings, and the documents filed therewith, and incorporate them by reference into this proxy statement. See “Where You Can Find Additional Information” below.

Pursuant to Nasdaq Marketplace Rule 5635(d) (the “Private Placement Rule”), we are required to obtain stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the shares of our common stock or 20% or more of the voting power outstanding before the issuance if such issuance is for less than the greater of book or market value of the stock.

In order to comply with the Private Placement Rule in connection with the Issuance, the number of shares of preferred stock convertible into shares of our common stock issued in these transactions was limited to not more than 19.9% of our total shares of common stock outstanding immediately prior to consummation of the Issuance. The remainder of the investment amount was structured as subordinated convertible notes that convert into shares of preferred stock. The number of shares of our common stock issuable upon conversion of the preferred stock was capped at the amount that could be issued without violating the Private Placement Rule (the “Issuance Cap”), and the anti-dilution provisions that could trigger adjustment to the exercise price and number of shares issuable pursuant to the warrants were restricted from becoming effective (the “Anti-Dilution Restrictions”).

We are seeking stockholder approval to issue shares of the preferred stock underlying the subordinated convertible notes, upon conversion of the notes, in excess of the Issuance Cap and to nullify the Anti-Dilution Restrictions. Pursuant to the terms of the notes and the warrants, upon receipt of stockholder approval to issue shares of preferred stock in excess of the Issuance Cap, the notes will automatically convert into shares of preferred stock and the Anti-Dilution Restrictions will terminate.

Summary of Document Terms Relating to The Issuance

Voting Agreements; Effect on the Vote

In connection with the Issuance, our directors, executive officers, key employees, and certain other of our existing stockholders executed voting agreements with us, pursuant to which each such stockholder agreed to vote shares beneficially held by the stockholder in favor of Proposal 1. Each such stockholder entered into a separate voting agreement with us. Collectively, holders of approximately             % of the outstanding shares of our common stock as of the record date that are entitled to vote on Proposal 1 have agreed to vote FOR Proposal 1. The terms of the voting agreements do not apply to Proposal 2 and no stockholder party to a voting agreement has agreed in advance to vote in any particular manner in connection with Proposal 2.

Summary Terms of the Preferred Stock

Optional Conversion by the Holder. The preferred stock has been designated by our board of directors as Series A 0% Convertible Preferred Stock, par value of $0.01 per share, and is convertible at any time into shares of our common stock at the option of the holder at a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions). However, pursuant to the certificate of designation that created the terms of the preferred stock, each holder of shares of the preferred stock will not have the right to convert any portion of the preferred stock to shares of our common stock to the extent that such conversion would result in a holder beneficially owning (together with its affiliates) a number of shares of our common stock in excess of 9.985% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable upon such conversion. Each holder may increase or decrease its percentage limitation by providing us with 61 days prior notice of such change. In addition, certain holders opted out of such beneficial ownership limitation prior to issuance of their preferred shares.

Automatic Conversion by the Company. We have the right to force automatic conversion of the shares of preferred stock into shares of our common stock at a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions) at such time as all of the following conditions are contemporaneously satisfied:

•	Our common stock is listed for trading on the Nasdaq Capital Market or certain other approved exchanges;

•

The arithmetic average of the daily volume weighted average price of our common stock for the 10 day period immediately prior to such measurement date is greater than $8.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions);

•

The average daily trading volume for the 60 day period immediately prior to such measurement date exceeds 100,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions); and

•	We are at such time in good compliance with the Nasdaq Capital Market or such other approved exchange on which our shares of common stock are then listed for trading.

Dividends. Holders of the preferred stock are entitled to receive dividends on shares of preferred stock equal to (on an as-if-converted-to-common-stock basis) and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of our common stock when, as, and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of the preferred stock.

Voting and Approval Rights. Except as detailed below or as otherwise required by law or Nasdaq rule (including as described above with respect to Proposal 1), the holders of the preferred stock vote on a modified as-if-converted-to-common-stock basis with our common stock and do not vote separately as a class. Each holder of preferred stock is entitled to such number of votes equal to the total number of shares of preferred stock held multiplied by 75%, rounded down to the nearest whole share. Notwithstanding the foregoing, so long as any shares of preferred stock remain outstanding we may not, without the affirmative vote of the holders of at least 67% of the then outstanding shares of the preferred stock:

•	Alter or change adversely the power, preferences or rights given to the preferred stock or alter or amend the certificate of designation that created the preferred stock;

•

Authorize, create, offer, or sell any class of stock ranking as to any terms (including, without limitations, dividends, redemption or distribution of assets upon a liquidation) pari passu with or senior to the preferred stock;

•	Offer to sell any debt securities that are senior in payment to the preferred stock;

•	Effect a stock split or reverse stock split of the preferred stock or undertake any like event;

•	Amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the preferred stock; or

•	Increase the number of authorized shares of preferred stock.

At such time as the notes are no longer outstanding and less than 5% of the aggregate total shares of preferred stock that were ever issued and outstanding remain issued and outstanding, then we may without the affirmative vote or consent of any holder of preferred stock do any of the following:

•

Authorize, create, offer, or sell any class of stock ranking as to any terms (including, without limitation, dividends, redemptions or distribution of assets upon a liquidation) pari passu with or senior to the preferred stock;

•	Offer to sell any debt securities that are senior in payment to the preferred stock; or

•

Amend our certificate of incorporation or other charter documents (other than the certificate of designation that created the preferred stock) to permit the actions described in the prior two bullet points.

Liquidation Preference. Upon a liquidation, dissolution or winding-up of our business, the holders of the preferred stock are entitled to receive, in preference to any distributions of any of the assets or surplus funds legally available for distribution to holders of our junior securities (including common stock), an amount equal to the greater of (i) $3.00 per share, plus accrued and unpaid dividends then due and owing on the preferred stock, if any, and (ii) an amount per share of preferred stock, with respect to each share of preferred stock, equal to the amount that the holder thereof would be entitled upon liquidation, dissolution or winding-up of our business as if such share of preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding-up.

Redemption Rights. At any time following August 31, 2016, each share of preferred stock will be redeemable at the option of the holder thereof for an amount equal to $3.00 (the initial issuance price of such share), adjusted to reflect any stock splits, stock dividends or like events.

Upon the conversion, redemption, or other reacquisition by us of any shares of preferred stock, we may not reissue such shares of preferred stock. The shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 0% Convertible Preferred Stock, par value of $0.01 per share.

Director Nomination Rights. So long as Great Point Partners, LLC (collectively with its affiliated funds and accounts) or Noro-Moseley Partners VI, L.P. (collectively with its affiliates) holds shares of preferred stock or common stock representing at least 7.5% of our issued and outstanding shares of common stock (on an as-issued, as-converted, and fully diluted basis), such holder has the right to cause our board of directors to nominate a director candidate specified by such holder at each annual meeting of our stockholders. Effective August 16, 2012, our board approved an increase in the size of our board of directors from seven members to nine members. Noro-Moseley Partners VI, L.P. nominated Allen S. Moseley, and Mr. Moseley was appointed by our board to serve as a director effective August 16, 2012. Great Point Partners, LLC has not yet nominated a director candidate and the final director slot remains vacant.

Summary Terms of the Warrants

Term; Exercise Price; General Anti-Dilution Rights. Each warrant entitles the holder to purchase a number of shares of our common stock at an exercise price of $3.99 per share, exercisable at any time on or after February 17, 2013 and on or prior to the close of business on February 17, 2018. The warrants are exercisable in the aggregate for up to 1,200,000 shares of our common stock. Each warrant permits the holder to exercise in whole or in part and by cash payment or pursuant to cashless exercise provisions. The number of shares issuable upon exercise of each warrant is adjustable on a pro rata basis upon the payment of dividends on our common stock, stock splits, reverse stock splits and reclassification of shares of our common stock so that the aggregate exercise price of the warrant remains unchanged.

Economic Anti-Dilution Rights. Additionally, each warrant contains certain provisions to protect the economic investment of the holder. During the period from August 16, 2012 until August 16, 2014, if we or one of our subsidiaries sell, re-price or otherwise dispose of or issue any shares of our common stock, or a security convertible into our common stock, at a consideration per share less than the exercise price then in effect, then the exercise price of the warrant will be reduced to an amount equal to such lower consideration per share. If the same such events occur on or after August 17, 2014, then the exercise price of the warrant will be adjusted on a weighted-average basis. The warrant provides that the foregoing anti-dilution protections for the holder of the warrant will not be effective until our stockholders have approved these protections in accordance with Nasdaq rules. These restrictions are referred to in this proxy statement as the “Anti-Dilution Restrictions.” For so long as the Anti-Dilution Restrictions remain in effect, the terms of the securities purchase agreement under which the warrants were issued prohibit us or any of our subsidiaries from selling, re-pricing or otherwise disposing of or issuing any shares of our common stock, or a security convertible into our common stock at an issuance price below the exercise price then in effect under the warrants. Upon stockholder approval of Proposal 1, the Anti-Dilution Restrictions automatically terminate and the prohibitions in the securities purchase agreement restricting our ability to sell, re-price or otherwise dispose of or issue any shares of our common stock, or a security convertible into our common stock, also automatically terminate.

Beneficial Ownership Exercise Limitations. Unless otherwise specified by its initial holder to the Company prior to its issuance, each warrant restricts the right of the holder to exercise the warrant for the purchase of shares of our common stock to the extent that such exercise would result in the holder beneficially owning (along with its affiliates) a number of shares of our common stock in excess of 9.985% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable upon exercise of the warrant. Each holder may increase or decrease its percentage limitation by providing us with 61 days prior notice of such change.

Summary Terms of the Convertible Notes

As a result of the application of the Nasdaq Private Placement Rule, we were unable to issue the entire investment amount to the investors in shares of preferred stock without advance approval from our stockholders. Therefore, as part of the Issuance we issued as many shares of preferred stock as could be permissibly issued and the remainder of the investment was issued in the form of subordinated convertible notes.

Interest; Maturity. Each note bears interest at an aggregate rate of 12.00% per year, subject to certain adjustments, and matures on November 16, 2014. From September 1, 2012 until September 1, 2013, interest is payable in cash at a rate of 6.00% per annum. During this period, the remaining interest at 6.00% per annum will accrue (compounding monthly) and not be payable in cash until the earlier of conversion or maturity. Following September 1, 2013, all interest shall accrue (compounding monthly) and not be payable in cash until the earlier of conversion or maturity. Upon the occurrence of an event of default under the notes, the interest rate under each note increases to 18% until such event is cured or waived.

Automatic Conversion. Upon stockholder approval of Proposal 1, the notes will automatically convert into shares of our preferred stock, initially at a fixed conversion price of $3.00 per share (subject to adjustment in the event of stock splits of combinations affecting the preferred shares). Until the date of the stockholder approval of Proposal 1, the holders of the notes shall not have the right to convert the notes into any shares of preferred stock. At the time of conversion all accrued and unpaid interest must be paid in cash.

Principal Premium and Conversion. The notes were issued in the aggregate principal amount of $5,699,577, which amount represented a 20% premium over the aggregate $4,749,648 of investment funds paid by the holders for the notes. This issuance premium is intended to compensate each holder for investment risk and lower expected returns in the event that the note never becomes convertible into shares of preferred stock prior to maturity. At the time of conversion, the 20% premium amount is deducted from the outstanding principal balance prior to applying the conversion price. The notes collectively convert into a maximum aggregate of 1,583,210 shares of preferred stock. We are prohibited from prepaying any portion of the outstanding principal balance of the notes prior to conversion or maturity.

Principal Payment; Events of Default. At maturity, we must repay the entire outstanding principal balance of the notes, plus all accrued and unpaid interest. The notes are unsecured by any of our assets or properties. The holder of a note may accelerate the maturity and declare all outstanding principal and unpaid interest immediately due and payable upon the occurrence of any of the following events of default:

•	Our failure to pay interest when due, and such failure remains uncured for 5 business days;

•	Our failure to duly observe or perform any of our obligations under the securities purchase agreement in connection with the transfer of the shares of preferred stock;

•

Our failure to duly observe or perform any other of our obligations under any of the transaction documents in connection with the Issuance, and such failure, if curable, remains uncured for 20 consecutive business days after written notice of such failure is provided to us;

•	Any of our representations or warranties in any of the transaction documents in connection with the Issuance is incorrect in any material respect;

•	Any event of default occurs under any of the notes with respect to any of our other indebtedness;

•

Any acceleration of the maturity of any of our indebtedness (other than senior indebtedness) or our other obligations in excess of $100,000 or a default on any of our indebtedness in excess of $100,000 that continues beyond any applicable cure period (other than trade payables subject to bona fide dispute for which adequate reserve has been made);

•	Any uninsured damage to, loss, theft, or destruction of any of any of our assets and such damage is in excess of $150,000;

•	Any involuntary bankruptcy or similar proceeding is instituted against us and remains undismissed for 60 days;

•	Any voluntary bankruptcy or similar proceeding is commenced by us or we otherwise become unable to pay our debts as they become due; or

•

One or more judgments for the payment of money in excess of $150,000 in the aggregate (to the extent not covered by insurance) shall be rendered against us and remain undischarged or unstayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor for an amount in excess of $150,000 to levy upon our assets or properties to enforce such judgment.

Subordination. The rights of the holders of the notes to enforce their remedies against us and our subsidiaries are subordinate to the rights of our senior creditor, Fifth Third Bank, and the holders of the notes have agreed to certain contractual standstill and subordination terms with Fifth Third Bank.

Participation in Dividends; No Voting Rights. Holders of the notes are entitled to participate in dividends or other distributions paid to holders of shares of preferred stock to the extent that the holder would have participated had the holder held the number of shares of preferred stock acquirable upon complete conversion of the note immediately prior to the record date for such dividend or other distribution. The holders of notes shall have no voting rights.

Restrictive Covenants. So long as the notes are outstanding, we and our subsidiaries are prohibited from incurring additional indebtedness for borrowed money (subject to certain limited exceptions).

Impact on Stockholders of Approval or Disapproval of this Proposal 1

Not Seeking Approval of Issuance Terms. Proposal 1 is not seeking the approval of our stockholders to authorize our entry into the Issuance documents. The Issuance has already occurred and the documents related to the Issuance are binding obligations on us. The failure of our stockholders to approve Proposal 1 will not negate the existing terms of the documents relating to the Issuance. The preferred stock will continue to be an authorized class of our capital stock, the number of shares of preferred stock, the convertible notes, and the warrants will all remain outstanding obligations of ours in favor of the holders. The failure of our stockholders to approve Proposal 1 will only mean that the Issuance Cap will remain in place relating to the preferred stock such that the notes will not be convertible into preferred stock and the Anti-Dilution Restrictions will remain in effect. Upon approval of Proposal 1, the Anti-Dilution Restrictions automatically terminate and the prohibitions in the securities purchase agreement restricting our ability to enter into any transactions at a price below $3.99 per share also automatically terminate.

Balance Sheet Improvement. The approval of Proposal 1 will eliminate the principal balance of the convertible notes as a debt liability on our balance sheet and will terminate our continuing obligation to use working capital to pay interest on the notes. A stronger balance sheet will improve our financial covenants with our senior lender, Fifth Third Bank (as the preferred stock even subject to the redemption right is not factored into our senior loan covenant calculations), and reduce our risk of defaulting in the future on any of our indebtedness.

Increased Dilution. Upon conversion of the notes there will be more shares of our preferred stock outstanding. The more shares of preferred stock we have outstanding creates a possibility of a greater number of shares of our common stock being issued upon conversion of the preferred stock and being eligible for sale in the public markets. Any such sales, or the anticipation of the possibility of such sales, represent an overhang on the market and could depress the market price of our common stock.

Reasons the Board Supports Stockholder Approval of Proposal 1

We are seeking stockholder approval for the following reasons:

•

Due to the Private Placement Rule, we are required to obtain stockholder approval before issuing shares of our preferred stock pursuant to the conversion of the notes in excess of the Issuance Cap and before the Anti-Dilution Restrictions will terminate.

•

As indicated above, we entered into the transactions related to the Issuance to raise capital for our ongoing business needs. If we fail to obtain stockholder approval to allow us to issue shares of preferred stock pursuant to the conversion of the notes in excess of the Issuance Cap, we would be required to pay principal and interest amounts under the notes in cash, which would require us to dedicate a substantial portion of our cash flows from operations and other capital resources to such payments and may prevent us from having the capital necessary to fully implement our business plan. The Board believes it is in our best interests to settle these obligations in shares of preferred stock rather than repaying or settling them in cash.

•

We entered into the Issuance with the belief that it would be better for the investors to hold an equity position with us rather than hold debt so that the investors’ interests would be aligned with the interests of our stockholders. If we fail to obtain stockholder approval to allow us to issue shares of preferred stock pursuant to the conversion of the notes, the investors will hold debt and their interests may not align with those of our stockholders.

•

As indicated above, the economic anti-dilution provisions of the warrants are intended to provide the investors with protections of their economic investment in our company. The Board believes these provisions are customary in transactions of this nature and provide us with flexibility to undertake transactions in the future. If we fail to obtain stockholder approval to allow these provisions to be enforceable, we would be completely prohibited from entering into any transactions in the future at a price below $3.99 per share, regardless of the business reasons for such transaction or the reasonableness of the terms at such time.

Our board of directors recommends a vote FOR Proposal 1 and the approval under applicable Nasdaq rules of the issuance of shares of our common stock in excess of the Issuance Cap in connection with the automatic conversion of the subordinated convertible notes and the termination of the Anti-Dilution Restrictions.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 12, 2012, with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each of our executive officers; and (iv) all directors and current executive officers as a group. In preparing the following table, we relied upon statements filed with the Securities and Exchange Commission by the beneficial owners of more than 5% of our outstanding shares of common stock pursuant to Sections 13(d), 13(g) or 16(a) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
IPP Holding Company, LLC (3)	1,529,729	12.2%
P.O. Box 7083, Tifton, GA 31793
Great Point Partners, LLC (4)	1,409,791	11.3%
165 Mason Street, 3rd Floor, Greenwich, CT 06830
Eric S. Lombardo	1,161,326	9.3%
7173 Royalgreen Drive Cincinnati, Ohio 45244
J. Brian Patsy(5)	1,012,559	8.1%
7761 Country Brook Court Springboro, Ohio 45066
Noro-Moseley Partners IV, L.P. (6)	986,854	7.9%
4200 Northside Parkway, N.W. Building 9, Atlanta, GA 30327
Michael K. Kaplan (7)	25,052	*
Richard C. Levy, M.D.(8)	210,096	1.7%
Jay D. Miller(9)	90,022	*
Allen S. Moseley (17)	—	*
Jonathan R. Phillips(10)	397,774	3.2%
Andrew L. Turner(11)	153,888	1.2%
Edward J. VonderBrink(12)	150,710	1.2%
Robert E. Watson(13)	370,062	3.0%
Stephen H. Murdock(14)	96,597	*
Gary M. Winzenread(15)	206,874	1.7%
Michael A. Schiller(16)	44,448	*
All current directors and executive officers as a group (11 persons)[18]	1,745,523	13.9%

*	Represents less than 1%.
(1)	Unless otherwise indicated below, each person listed has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. For purposes of this table, shares subject to stock options or warrants are considered to be beneficially owned if by their terms they may be exercised as of the date of this table or if they become exercisable within sixty days thereafter. Unless otherwise noted, the address for each beneficial owner listed is c/o Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716.
(2)	These percentages assume the exercise of certain currently exercisable stock options.
(3)	Includes 1,529,729 shares issued to IPP Holding Company, LLC on June 21, 2012 upon conversion of the convertible note in the original principal amount of $3,000,000.
(4)	Based on the Schedule 13G filed with the SEC on August 27, 2012. Consists of 1,409,791 shares of common stock issuable upon conversion of 1,409,791 shares of preferred stock owned by funds and accounts for which Great Point Partners, LLC (“Great Point”) is the investment manager. By virtue of such status, Great Point Partners, LLC may be deemed to be the beneficial owner of such shares. Each of Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as senior managing member of Great Point, and Mr. David Kroin (“Mr. Kroin”), as special managing member of Great Point, has voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. Great Point, Dr. Jay, and Mr. Kroin disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein.

(5)	Includes 1,012,459 shares owned by Mr. Patsy and 100 shares for his children.
(6)	Includes 986,854 shares of common stock issuable upon conversion of 986,854 shares of preferred stock beneficially owned by Noro Moseley Partners VI, L.P.
(7)	Mr. Kaplan is a member of our Board of Directors. Includes 25,052 shares owned by Mr. Kaplan and zero shares that are issuable upon the exercise of currently exercisable options.
(8)	Mr. Levy is a member of our Board of Directors. Includes 170,096 shares owned by Dr. Levy and 40,000 shares that are issuable upon the exercise of currently exercisable options.
(9)	Mr. Miller is a member of our Board of Directors. Includes 75,022 shares owned by Mr. Miller and 15,000 shares that are issuable upon exercise of currently exercisable options.
(10)	Mr. Phillips is a member of our Board of Directors. Includes 342,774 shares owned by Mr. Phillips, 10,000 shares held by his wife, and 45,000 shares that are issuable upon exercise of currently exercisable options.
(11)	Mr. Turner is a member of our Board of Directors. Includes 116,888 shares owned by Mr. Turner, 2,000 shares held by his wife, and 35,000 shares that are issuable upon exercise of currently exercisable options.
(12)	Mr. VonderBrink is a member of our Board of Directors. Includes 105,710 shares owned by Mr. VonderBrink and 45,000 shares that are issuable upon exercise of currently exercisable options.
(13)	Mr. Watson is our President and Chief Executive Officer. Includes 185,908 shares owned by Mr. Watson and 184,154 shares that are issuable upon exercise of currently exercisable options. See “Executive Compensation — Employment Agreements.”
(14)	Mr. Murdock is our Senior Vice President and Chief Financial Officer. Includes 27,151 shares owned by Mr. Murdock and 69,446 shares that are issuable upon the exercise of currently exercisable options.
(15)	Mr. Winzenread is our Senior Vice President and Chief Operating Officer. Includes 69,564 shares owned by Mr. Winzenread and 137,310 shares that are issuable upon exercise of currently exercisable options. See “Executive Compensation — Employment Agreements.”
(16)	Mr. Schiller is our Senior Vice President, Sales. Includes 44,448 shares that are exercisable by Mr. Schiller upon the exercise of currently exercisable options.
(17)	Mr. Allen S. Moseley was appointed as a director on our board effective August 16, 2012.
(18)	This table excludes Mr. Richard D. Leach who resigned as our officer effective August 16, 2012.

EXECUTIVE COMPENSATION

Named Executive Officers

This proxy statement contains information about the compensation paid to our Named Executive Officers during fiscal year 2011. For fiscal year 2011, in accordance with the rules and regulations of the Securities and Exchange Commission for smaller reporting companies, we determined that the following officers were our Named Executive Officers:

•	Robert E. Watson, our President and Chief Executive Officer;

•	Gary M. Winzenread, our Senior Vice President and Chief Operating Officer; and

•	Richard D. Leach, our Senior Vice President, Solutions Marketing. (1)

(1)	Mr. Leach resigned as our officer and employee effective August 16, 2012.

Compensation Overview

We qualify as a “smaller reporting company” under the rules promulgated by the Securities and Exchange Commission. We have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee. All compensation for our Named Executive Officers is determined by the Compensation Committee of our board of directors which is composed only of independent directors. The Compensation Committee is charged with responsibility for reviewing the performance and establishing the total compensation of our Named Executive Officers on an annual basis. The Compensation Committee often discusses compensation matters as part of regularly scheduled board meetings and among the committee members outside of regularly scheduled meetings. The Compensation Committee administers our 2005 Incentive Compensation Plan and our 1996 Stock Purchase Plan and is responsible for recommending grants of equity awards under the 2005 Incentive Compensation Plan to the board of directors for approval. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other Named Executive Officers. Such recommendations are considered by the Compensation Committee, however, the committee retains full discretion and authority over the final compensation decisions for the Named Executive Officers. The Compensation Committee does not have a formal written charter.

The Compensation Committee has full authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the committee in determining the compensation and benefits for the Named Executive Officers. The Compensation Committee does not obtain such compensation studies on an annual basis and, in 2011, the committee did not use any current benchmark data in setting compensation for the Named Executive Officers.

Compensation Philosophy and Objectives. The Compensation Committee’s compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. To do this, we must offer a competitive total compensation package consisting of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the Named Executive Officers should be based on our performance. Because we are small, the performance of the Named Executive Officers directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the Named Executive Officers that are entirely or largely based on our performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our Named Executive Officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the Named Executive Officers.

Compensation Structure. The Compensation Committee establishes a total targeted cash compensation amount for each Named Executive Officer, which includes base salary and non-equity incentive compensation (sometimes generically referred to herein as bonuses), intended to be an incentive for the Named Executive Officers to achieve above normal financial results for our business and to appropriately compensate the Named Executive Officers for successfully achieving such performance. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success.

The Named Executive Officer non-equity incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the Named Executive Officer to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the Named Executive Officers each year.

The Compensation Committee also considers each Named Executive Officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Key elements of Executive Compensation for the 2011 Named Executive Officers.

Base Salaries. Salaries are established based on the individual responsibilities of the Named Executive Officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other Named Executive Officers.

In fiscal year 2011, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Watson, $250,000; Mr. Winzenread, $200,000; and Mr. Leach, $180,000. These base salaries reflected no increase from the prior year. For fiscal year 2012, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Watson, $275,000; Mr. Winzenread, $205,400; and Mr. Leach, $180,000. These base salaries reflected a 4.8% increase from the prior year.

Inducement Equity Awards. In March 2011, we entered into an employment agreement with Mr. Leach, in which Mr. Leach agreed to serve as our Senior Vice President and Chief Marketing Officer. To induce Mr. Leach to join us, his agreement provided, among other compensation, the opportunity to purchase 10,000 newly issued shares of our common stock for $100 (i.e. their par value), and a stock option grant for 200,000 shares of our common stock. Such share and option awards as made to Mr. Leach are inducement grants pursuant to Nasdaq Marketplace Rule 5635(c)(4). Mr. Leach resigned as our officer and employee effective as of August 16, 2012. In connection with his separation, he forfeited all but 88,889 of the option shares granted to him. Mr. Leach’s employment agreement and terms of separation are described in more detail below under “— Employment and Indemnification Agreements.”

Commissions. Mr. Leach, as part of his employment agreement, is entitled to additional incentive compensation in the form of commissions on the expected revenues from executed contracts with clients. This plan was developed by the Chief Executive Officer and reviewed by the Chief Financial Officer, prior to its ratification. For fiscal 2011, Mr. Leach’s plan included: (1) compensation for 1.27% of the expected revenue from executed client contracts, up to $5,500,000 (net of discounts, and sales closed prior to his hire date) from his start date to the end of fiscal 2011, and (2) compensation for 1.91% of the expected revenue from executed client contracts in excess of the first $5,500,000 from his start date to the end of fiscal 2011. During fiscal year 2011, Mr. Leach earned $42,621.04 in commissions under this plan.

Non-equity Incentive Compensation. Annually, the Compensation Committee establishes a non-equity incentive compensation plan, a “pay for performance plan,” to incentivize and reward superior performance of our business for the forthcoming fiscal year. The cash payments under this plan are paid annually based on a predetermined formula if the financial performance objectives required by the plan are met. The plan has a minimum threshold below which no incentive compensation is earned and has no upper limit on the amount that can be earned. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and they are in line with both the short-term and long-term interests of the stockholders.

The 2011 non-equity incentive compensation plan targets were set to achieve: a “planned target margin” or the percentage calculated by quotient of adjusted EBITDA, net of fiscal 2011 capitalized software development costs, divided by annual revenues, for the fiscal year as a whole. The plan provides for the payment to the Named Executive Officers of “target payouts” based in dollars, which payouts can be earned upon achieving the planned target margin goals established by the Compensation Committee. Participating executives are entitled to a payment of 100% of the specified amount of the “targeted payouts” if we achieve the planned target margin. If our “achieved margin” is less than 100% of the planned target margin, then the Named Executive Officers receive a reduced payout, provided our achieved margin must be greater than 33% of the planned target margin for any payouts to be made. If our achieved margin is less than 100% of the plan target, then the Named Executive Officers receive reduced payouts based on an acceleration factor. For example, achieving 55% of the plan target margin would result in the payment of only 33% of the target payout. If we achieved 33% or less of the plan target margin, no payout could be earned under the plan. If we exceeded 100% of the planned target margin, then the payout to the Named Executive Officers would be increased by an accelerated bonus percentage. For example, if we exceeded the planned target margin by 20%, then the payout earned would be 130% of the respective “target payout.” The upper limitation of the potential payout amounts for exceeding the planned target margin is 133% of planned target payout amount. The Compensation Committee establishes the targeted payouts for each Named Executive Officer, with the Chief Executive Officer able to earn the largest target payout, but the payout percentage is the same for each Named Executive Officer so that all of the Named Executive Officers subject to this incentive compensation plan bear the same potential risk and benefit from our actual performance. The 2011 planned target margin for the non-equity incentive compensation plan was 9%. In 2011, we achieved 78% of our planned target margin.

However, for fiscal year 2011, because of the significant changes to our management team throughout the fiscal year and the impact of the acquisition of Interpoint Partners, LLC, the Compensation Committee primarily based the non-equity compensation awards to the Named Executive Officers on the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our unaudited operating performance and execution on plans as presented to the board. Using this approach, the Named Executive Officers received the following award amounts: $150,000 for Mr. Watson, $60,000 for Mr. Winzenread and $43,905 for Mr. Leach. Additionally, each of our Named Executive Officers chose to receive a portion of their non-equity incentive compensation as restricted stock, vesting on the grant date at a per share price of $1.65, in lieu of cash. Accordingly, the cash portion of each Named Executive Officer’s non-equity incentive compensation award was reduced by the grant date fair value of the restricted stock awarded to such Named Executive Officer on December 30, 2011. Mr. Watson elected to have $75,000 paid in a grant of 45,454 shares of restricted stock; Mr. Winzenread elected to have $30,000 paid in a grant of 18,181 shares of restricted stock; and Mr. Leach elected to have $25,000 paid in a grant of 15,151 shares of restricted stock.

Long-term Equity Awards. The Compensation Committee makes recommendations to the full board of directors regarding the granting of equity awards under our 2005 Incentive Compensation Plan. The Compensation Committee has the ability and flexibility under the 2005 Incentive Compensation Plan to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The 2005 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights and shares of restricted stock. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards should be given to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Named Executive Officers or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the Named Executive Officers in 2011 as noted in detail in the compensation discussion below.

In fiscal 2011, the Compensation Committee granted stock options to the Named Executive Officers at an exercise price of $2.00 per share with a three year vesting period and a ten year option life. Mr. Winzenread was the only Named Executive Officer to earn a long-term equity award, and was granted a stock option for 102,000 shares of our common stock on May 26, 2011. Mr. Watson was also granted a stock option for 50,000 shares of our common stock on April 4, 2012.

Benefits. We provide group life insurance, health and dental care insurance, employee stock purchase plan discounts, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the Named Executive Officers. These benefits do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Perquisites. We provide some of the Named Executive Officers with an annual automobile allowance that the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program. The automobile allowance and all other benefits that could be considered perquisites amount to less than $10,000 per year for each Named Executive Officer individually.

Employment and Indemnification Agreements. We have employment agreements with each of our Named Executive Officers. Those agreements provide each Named Executive Officer with certain benefits upon termination of employment as discussed below. We have also entered into indemnification agreements with each of our Named Executive Officers and directors. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires us to maintain directors and officers insurance coverage substantially equivalent to our current coverage, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to us.

Mr. Watson’s Employment Agreement. We have entered into an employment agreement with Mr. Watson, our President and Chief Executive Officer. The agreement covers the period January 31, 2011 through January 31, 2013, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he serves as our President and Chief Executive Officer throughout the term of the agreement; his base salary was $250,000 in 2011 and $275,000 in 2012, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than good cause, death or disability, he will receive severance equal to twelve months total compensation, including base compensation and the higher of the non-equity incentive compensation plan awards paid in the prior year or earned in the current fiscal year to date, all of which shall be paid within 90 days following termination or March 15 of the calendar year following the calendar year in which such termination occurs, whichever is sooner. Our total cost upon termination in such events would be $425,000 based upon his base salary and non-equity incentive target compensation in 2011. Mr. Watson is subject to a non-compete provision for a period of two years following termination of employment. In addition, Mr. Watson’s employment agreement provides that if his employment is terminated within twelve months of a change of control, or if Mr. Watson terminates his employment agreement due to a material reduction in his duties or compensation, he will be entitled to 200% of all of the severance benefits noted above.

Mr. Winzenread’s Employment Agreement. We have entered into an employment agreement with Mr. Winzenread, our Chief Operating Officer and Senior Vice President of Product Development and Strategy. The agreement covers the period of June 1, 2010 through May 31, 2011, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he serves in these executive positions throughout the term of the agreement; his base salary was $200,000 in 2011 and $205,400 in 2012, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than good cause, death or disability, he will receive severance equal to sixty percent of his then current annual salary plus sixty percent of the higher of his non-equity incentive compensation plan awards paid in the prior fiscal year or earned in the then current fiscal year to date, all of which shall be paid within 90 days following termination. He is also subject to a non-compete provision for a period of one year following termination of employment. In the event that his employment is terminated within twelve months of a change in control, he will receive a lump sum payment equal to sixty percent of his then current salary and all stock options granted shall immediately vest in full. Our total cost upon termination in such events would be $141,240 based upon his base salary and non-equity incentive compensation in 2011.

Mr. Leach’s Employment Agreement. We have entered into an employment agreement with Mr. Leach, our Senior Vice President and Chief Marketing Officer. The agreement covers the period March 8, 2011 through March 8, 2012, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he serves as our Senior Vice President and Chief Marketing Officer throughout the term of the agreement; his base salary is $180,000, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than good cause, death or disability, he will receive severance equal to fifty percent of his base salary as in effect on the date of such termination, plus fifty percent of the higher of his non-equity incentive compensation plan awards paid in the prior year or earned in the current fiscal year to date, all of which shall be paid within 90 days following termination. Our total cost upon termination in such events would be $99,452 based upon his base salary and non-equity incentive target compensation in 2011. He is subject to a non-compete provision for a period of two years following termination of employment. In addition, Mr. Leach’s employment agreement provides that if his employment is terminated within twelve months of a change of control, or if Mr. Leach terminates his employment agreement due to a material reduction in his duties or compensation, he will be entitled to all of the severance benefits noted above. Mr. Leach resigned as our officer and employee effective August 16, 2012. Pursuant to the terms of his separation agreement, he is entitled to receive a total of $157,000 in severance payments in accordance with normal payroll procedures and will have the right to exercise 88,889 vested stock options in the 90 day period following termination. All other unvested stock options and restricted stock were forfeited.

Section 162(m). Based on the Compensation Committee’s past compensation practices, the Compensation Committee does not currently believe that Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect our ability to obtain a tax deduction for compensation paid to our Named Executive Officers.

Nonqualified Deferred Compensation. We have no deferred compensation plans for our Named Executive Officers or any other employees. However, the American Jobs Creation Act of 2004 which was signed into law on October 22, 2004, changed the tax rules applicable to nonqualified deferred compensation arrangements and, in certain circumstances, may apply to equity awards, severance payments and other forms of compensation that may constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code. The final regulations under Section 409A are now in effect and we believe we are operating in compliance.

Summary of Cash and Certain Other Compensation

The following table is a summary of certain information concerning the compensation earned during the last two fiscal years by our Named Executive Officers for fiscal year 2011.

Summary Compensation Table

Name and Principal Position(5)	Year	Salary(1) ($)	Option Awards(6) ($)	Stock Awards(6,7) ($)		Non-Equity Incentive Plan Compensation(7) ($)	All Other Compensation (2, 3 &4) ($)		Total ($)
Robert E. Watson	2011	250,000	—	75,000		75,000	10,453		410,453
Chief Executive Officer and President	2010	—	316,500	92,500		65,000	—		474,000

Gary M. Winzenread	2011	200,000	88,710	30,000		30,000	8,354		354,110
Sr. Vice President Product Development and Strategy	2010	182,000	25,412	—		13,086	7,778		228,276

Richard D. Leach(10)	2011	180,000	188,000	44,700	(8)	18,905	50,726	(9)	482,330
Sr. Vice President, Solutions Marketing	2010	—	—	—		—	—		—

(1)	Includes amounts contributed by the officers to our 401(k) plan.
(2)	Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each of the Named Executive Officers does not exceed $10,000 reported for that year.
(3)	Includes our matching contribution to the 401(k) plan equal to a 100% match on the first 4% of the employee’s compensation which is available to all employees who participate in the plan.
(4)	Excludes group life insurance, health care insurance, employee stock purchase plan discounts, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the Named Executive Officers.
(5)	All officers serve at the pleasure of the board of directors and are appointed annually to their current positions.
(6)	The amounts included in the table above reflect the total grant date fair value at the time of the grant and were determined in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in footnote I to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended January 31, 2012 filed with the Securities and Exchange Commission.
(7)	Each Named Executive Officer opted to have a portion of his non-equity incentive compensation paid in restricted stock, which vested on the grant date, in lieu of cash. Accordingly, Mr. Watson received 45,454 shares of restricted stock; Mr. Winzenread received 18,181 shares of restricted stock; and Mr. Leach received 15,151 shares of restricted stock. The shares of restricted stock were granted to each Named Executive Officer at a per share price of $1.65.
(8)	In addition to the restricted stock that Mr. Leach was awarded in lieu of cash for his non-equity incentive compensation award, Mr. Leach received 10,000 shares of our common stock as an inducement grant upon his hiring in March 2011.
(9)	In addition to the matching contribution, Mr. Leach also earned $42,621.04 in commissions.
(10)	Mr. Leach resigned as our officer and employee effective August 16, 2012. Pursuant to the terms of his separation agreement, he is entitled to receive a total of $157,000 in severance payments in accordance with normal payroll procedures and will have the right to exercise 88,889 vested stock options in the 90 day period following termination. All other unvested stock options and restricted stock were forfeited.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth information with respect to the Named Executive Officers equity awards outstanding as of January 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares that Have Not Vested ($)
Robert E. Watson	83,328		166,672	(1)	2.00	1/31/21	—	—
	30,000		120,000	(2)	3.00	1/31/21

Gary M. Winzenread	51,862		—		1.80	1/26/19	—	—
	20,000		—		2.19	5/21/18
	8,643		17,288	(3)	1.995	4/6/20
	22,664		79,336	(4)	2.00	5/24/21

Richard D. Leach	55,560	(5)	144,440	(5)	2.00	3/7/21	—	—

The closing market price for one share of our common stock on January 31, 2012, the end of fiscal year 2011, was $1.65.

(1)	These options vest ratably each year until they are fully vested on January 31, 2014.
(2)	These options vest ratably each year until they are fully vested on January 31, 2016.
(3)	These options vest ratably each year until they are fully vested on April 6, 2013.
(4)	These options vest ratably each year until they are fully vested on May 24, 2014.
(5)	Mr. Leach resigned as our officer and employee effective August 16, 2012. In connection with his separation, he forfeited all but 88,889 of the option shares granted to him.

Option Exercises and Stock Vested in 2011 Fiscal Year

The only shares of our common stock that were acquired by any Named Executive Officer on exercise of outstanding option awards in fiscal year 2011 were by Mr. Leach. Mr. Leach exercised his immediately vested right to purchase 10,000 shares for $.01 per share. Named Executive Officers did not have any other restricted stock vest in fiscal 2011.

DIRECTOR COMPENSATION

We currently pay each of our independent directors the following fees for service on our board and committees: (i) an annual retainer of $10,000, (ii) $1,500 for each regularly scheduled board meeting attended in person or $500 for a telephonic meeting, and (iii) $1,500 per day for each special meeting or committee meeting attended in person on days when there are no board meetings or $500 if these meetings are telephonic. In addition, committee chairmen are paid an annual retainer of $2,500, and the Chairman of the Board is paid an annual retainer of $35,000. The Chairman of the Board is not compensated for committee meeting fees. All annual retainers are paid immediately following the annual stockholders meeting to directors elected at such meeting. Mr. Watson, as one of our officers, was not separately compensated as a member of the board of directors. See the Summary Compensation Table for information relating to his compensation as our President and Chief Executive Officer.

In order to attract and retain high quality non-employee independent directors, we currently have a policy of allowing independent directors to accept a grant of restricted stock with a one year vesting period, in equal value to all or a portion of their annual board fees, in lieu of cash. Incumbent directors, excluding the Chairman of the Board, are annually granted $25,000 in restricted stock with a one year vesting period, which grant is made on the date of the annual meeting of stockholders to directors elected at such meeting. The Chairman of the Board is annually granted $40,000 in restricted stock with a one year vesting period. These awards are pursuant to our 2005 Incentive Compensation Plan at a value or exercise price equal to the closing price on the date the awards are approved by the board of directors. We believe that the awarding of restricted stock to directors is a necessary component of their total compensation, including their directors fees, to further incentivize them to work to increase our operating results and stock price.

The 2005 Incentive Compensation Plan provides for the granting of non-qualified stock options to directors who are not our employees as noted above. During the 2011 fiscal year, there were no stock options awarded to any director.

The 2005 Incentive Compensation Plan also provides for the granting of restricted stock to directors who are not our employees as noted above. During the 2011 fiscal year, the directors were awarded the following number of shares of restricted stock: Michael K. Kaplan, 5,723 shares; Richard C. Levy, 22,784 shares; Jay D. Miller, 14,880 shares; Jonathan R. Phillips, 47,763 shares; Andrew L. Turner, 17,427 shares; and Edward J. VonderBrink, 14,880 shares.

Director Compensation in 2011(1)

Name (3)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	Total ($)
Michael K. Kaplan	—	10,416	—	10,416
Richard C. Levy, M.D.	5,500	38,000	—	43,500
Jay D. Miller	18,500	25,000	—	43,500
Jonathan R. Phillips	3,500	80,000	—	83,500
Andrew L. Turner	13,500	29,000	—	42,500
Edward J. VonderBrink	18,500	25,000	—	43,500
Allen S. Moseley(4)	—	—	—	—

(1)	The amounts included in the table above for Option Awards and Restricted Stock Awards reflect the total amount of the grant date fair value for options and restricted stock grants computed in accordance with Financial Accounting Standards Board ASC Topic 718.
(2)	The amounts shown include the value of shares of restricted stock granted to each of Messrs. Kaplan, Levy, Phillips and Turner in 2011 in lieu of paying their meeting fees in cash.
(3)	As of January 31, 2012, the following options are outstanding and fully vested: 40,000 options to Dr. Levy, 45,000 options to Mr. Phillips, 35,000 options to Mr. Turner, 45,000 options to Mr. VonderBrink and 15,000 options to Mr. Miller. As of January 31, 2012, the following restricted shares are outstanding: 48,825 restricted shares to Dr. Levy, 106,162 restricted shares to Mr. Phillips, 45,074 restricted shares to Mr. Turner, 40,291 restricted shares to Mr. VonderBrink and 44,408 restricted shares to Mr. Miller.
(4)	Noro-Moseley Partners VI, L.P. nominated Allen S. Moseley, and Mr. Moseley was appointed to our board effective August 16, 2012. As of September 14, 2012, Noro-Moseley Partners has been paid $6,083 in director fees.

We also have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires that we maintain directors and officers insurance coverage substantially equivalent to our current coverage, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to us.

We have provided liability insurance for our directors and officers since 1996. The current policies expire on April 26, 2013. The annual cost of this coverage is approximately $96,000. Upon expiration, the current policies will be renewed or replaced with at least equivalent coverage.

Compensation Committee Interlocks and Insider Participation

The following non-employee independent directors serve on the Compensation Committee: Andrew L. Turner, Jay D. Miller, and Edward J. VonderBrink. No member of the Compensation Committee is or was an officer or employee of ours or any subsidiary of ours. None of our directors or Named Executive Officers serve on any board of directors or compensation committee that compensates any member of the Compensation Committee.

PROPOSAL 2 —

AMENDMENT TO THE 2005 INCENTIVE COMPENSATION PLAN, PROVIDING FOR THE ISSUANCE OF UP TO AN ADDITIONAL FIVE HUNDRED THOUSAND SHARES THEREUNDER

Subject to stockholder approval, our board of directors has approved an amendment to the 2005 Incentive Compensation Plan (the “2005 Plan”). The 2005 Plan allows for the issuance of stock appreciation rights, restricted stock and options to employees, non-employee directors and non-employee consultants. At September 11, 2012, there were 233,569 shares of our common stock remaining available for issuance upon the grant of additional awards under the 2005 Plan. The sole purpose of the amendment is to increase the aggregate number of shares eligible for issuance under the 2005 Plan from 2,000,000 shares to 2,500,000 shares of our common stock. No other changes to the 2005 Plan are proposed by Proposal 2.

Summary of Terms of the 2005 Plan

The following is a summary of the material terms and conditions of the 2005 Plan. The full text of the 2005 Plan and its amendments are filed with the Securities and Exchange Commission. We refer you to those filings and incorporate them by reference into this proxy statement. See “Where You Can Find Additional Information” below.

Administration. The Compensation Committee administers the 2005 Plan, which includes approving: the individual to receive awards; the type of awards to be granted; the terms and conditions of the awards, including the number of shares and exercise price of the awards; and the time when the awards become exercisable, will vest, or the restrictions to which an award is subject will lapse. The Compensation Committee is composed of three or more directors who are “independent” under applicable Nasdaq listing rules and will have at least two members who, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code, qualify as “non-employee directors” and “outside directors,” respectively. The Compensation Committee has full authority to interpret the terms of the 2005 Plan and awards granted under the 2005 Plan, to adopt, amend and rescind rules and guidelines for the administration of the 2005 Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the 2005 Plan.

Number of Shares. The shares reserved under the 2005 Plan will be subject to adjustment in the event of a stock dividend, stock split, or other change in corporate structure or capitalization affecting our common stock. The common stock delivered to participants under the 2005 Plan may be either authorized but unissued shares of common stock or shares of common stock held by us in treasury.

Reissuance of Shares. To the extent that shares of common stock subject to an outstanding award under the 2005 Plan are not issued (including by reason of forfeiture, termination, surrender, cancellation, or expiration while unexercised of such award, by reason of the tendering or withholding of shares to pay all or a portion of the exercise price or to satisfy all or a portion of the tax withholding obligations relating to the award, by reason of being settled in cash in lieu of shares or settled in a manner that some or all of the shares covered by the award are not issued to the participant, or being exchanged for a grant under the 2005 Plan that does not involve common stock), then such shares shall immediately again be available for issuance under the 2005 Plan. The Compensation Committee may from time to time adopt and observe such procedures concerning the counting of shares against the 2005 Plan maximum as it may deem appropriate.

Incentive Awards. Of the shares authorized for issuance under the 2005 Plan, up to 100% may be issued with respect to incentive stock option awards.

Extraordinary Corporate Transactions. Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by us or any of our subsidiaries shall not reduce the number of shares available to be issued under the 2005 Plan.

Reasons the Board Supports Stockholder Approval of Proposal 2

We believe that equity is a key element in our compensation package because equity awards encourage employee loyalty and align employee interests directly with those of stockholders. We also believe that equity awards to non-employee directors and third-party consultants help recruit consultants and directors, retain directors and align the director’s and consultant’s interests directly with those of stockholders. In order to continue to have sufficient equity available for awards under the 2005 Plan, our board of directors determined that authorizing additional shares for possible awards is in the best interests our stockholders.

On August 15, 2012, the Compensation Committee approved the conditional grant of options to purchase an aggregate of 221,000 shares of our common stock to new employees who became part of our organization in connection with our acquisition of Meta Health Technology, Inc. These grants are conditioned upon stockholder approval of the amendment to increase the number of shares under the 2005 Plan. If stockholder approval is not received, the conditional grants become null and void. The conditional grants were awarded at an exercise price of $4.32 per share, representing the closing price of our stock on the date the new employees started employment with our company. Upon approval of the amendment and effectiveness of these conditional grants, there will be 512,569 shares of our common stock then remaining available for issuance under the 2005 Incentive Compensation Plan.

The amendment to the 2005 Plan will not result in any new plan benefits to our directors, executive officers, other employees or consultants other than providing them with an opportunity to be granted additional stock-based incentive awards. Except with respect to the conditional grants described above, no specific determinations have yet been made as to recipients, amounts or terms of any future awards under the 2005 Plan, as so amended.

Our board of directors recommends a vote FOR Proposal 2, the approval of the amendment to the 2005 Plan providing for the issuance of up to an additional 500,000 shares thereunder.

The following table presents additional information regarding securities authorized for issuance under our equity compensation plans as of January 31, 2012:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,205,550	(1 & 2)	$1.88	554,915	(5)
Equity compensation plans not approved by security holders	715,000	(3)	$2.21	—	(4)

Total	1,920,550	(1, 2 & 3)	$2.22	554,915

(1)	Includes 7,500 options that can be exercised under the 1996 Employee Stock Option Plan.
(2)	Includes 1,198,050 options that can be exercised under the 2005 Incentive Compensation Plan.
(3)	Options granted under an inducement grant with terms as nearly as practicable identical to the terms and conditions of the Company’s 2005 Incentive Compensation Plan. The share and option awards are inducement grants, pursuant to NASDAQ Marketplace Rule 5635(c)(4).
(4)	Our board of directors has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new key employees will be determined on a case-by-case basis. Other than possible inducement grants, we expect that all equity awards will be made under shareholder approved plans.
(5)	Includes 366,914 shares to be issued from the 2005 Incentive Compensation Plan, and 188,001 shares to be issued from the Employee Stock Purchase Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended January 31, 2012 and is serving as our independent registered public accounting firm for the current fiscal year. A representative of BDO USA, LLP will be present at the special meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2013 annual meeting of stockholders must be received by us not later than December 25, 2012. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission, including Rule 14a-8 of the Securities and Exchange Act of 1934, as amended from time to time, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

Any stockholder who intends to propose any other matter to be acted upon at the 2013 annual meeting of stockholders must do so in accordance with our bylaws. Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholder proposals for the 2013 annual meeting of stockholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by February 23, 2013. However, in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to such anniversary date or delayed more than sixty 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements.

FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements relating to our plans, strategies, expectations, intentions, etc. and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein are no guarantee of future performance and are subject to certain risks and uncertainties that are difficult to predict and actual results could differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell our products, our ability to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other similar entities, changes in economic, business and market conditions impacting the national healthcare industry, including the markets in which we operate, and our ability to maintain compliance with the terms of our credit facilities, and other risk factors that might cause such differences including those discussed herein. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. We undertake no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in this and other documents we file from time to time with the Securities and Exchange Commission, including the annual report on From 10-K, the quarterly reports on Form 10-Q and any current reports on Form 8-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document that we filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this proxy statement, and all information appearing in this proxy statement is qualified in its entirety by the information incorporated herein by reference. Information in this proxy statement updates and, in some cases, supersedes information incorporated by reference from documents that we have filed with the Securities and Exchange Commission prior to the date of this proxy statement, while information that we file later with the Securities and Exchange Commission will automatically supplement, update and, in some cases, supersede the information in this proxy statement.

The following documents and information we previously filed with the Securities and Exchange Commission are incorporated by reference into this proxy statement:

•	Our annual report on Form 10-K for the year ended January 31, 2012, filed with the Securities and Exchange Commission on April 25, 2012;

•

Our quarterly report on Form 10-Q for the quarter ended April 30, 2012, filed with the Securities and Exchange Commission on June 8, 2012, and for the quarter ended July 31, 2012, filed with the Securities and Exchange Commission on September 14, 2012;

•	Our current reports on Form 8-K, filed with the Securities and Exchange Commission on February 21, 2012, May 25, 2012, June 21, 2012, and August 21, 2012;

•	The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 16, 1996; and

•

The 2005 Incentive Compensation Plan attached as Appendix A to our proxy statement, filed with the Securities and Exchange Commission on April 7, 2005, and Amendment No. 1 to the 2005 Incentive Compensation Plan attached as Annex 1 to our proxy statement, filed with the Securities and Exchange Commission on April 13, 2011.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), after the date of this proxy statement and before the date of the special meeting are incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this proxy statement from the date of their filing.

We will provide without charge to each person to whom this proxy statement is delivered, including any beneficial owner, upon his or her written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this proxy statement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from:

Streamline Health Solutions, Inc.

10200 Alliance Road

Suite 200

Cincinnati, Ohio 45242-4716

Attention: Chief Financial Officer

(513) 794-7100

You should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy

statement. This proxy statement is dated             , 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Jonathan R. Phillips
Chairman of the Board

Cincinnati, Ohio

            , 2012